Exhibit 99.1

The Hanover Insurance Group, Inc. Announces a

$100.9 Million Accelerated Share Repurchase

WORCESTER, Mass., March 31, 2010 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that it initiated an accelerated share repurchase program to effect the immediate repurchase of 2,315,351 shares of the company’s common stock at a price per share of approximately $43.19, subject to adjustment, pursuant to an accelerated share repurchase agreement (the “ASR Agreement”), dated March 30, 2010, with Barclays Bank PLC acting through its agent Barclays Capital, Inc. (“Barclays”), for a total purchase price of approximately $100.9 million.

Upon completion of the ASR Agreement the company will receive or be required to remit a purchase price adjustment, payable, at the company’s option, in stock or cash, based on a volume-weighted average price for common stock during a period of up to five months as stated in the ASR Agreement.

The company has repurchased the shares under a share repurchase program previously authorized by the company’s board of directors, allowing for the repurchase of up to $400 million of the company’s outstanding common stock. As of March 31, 2010 and after the execution of the ASR Agreement, the company has utilized a total of approximately $335 million of the $400 million authorization.

Forward-Looking Statements

This news release contains or may include statements about the company that are not statements of historical fact, including with respect to the purchase price of shares acquired pursuant to the ASR Agreement, the timing and the duration of prospective share purchases and the amount of capital that may be expended for such share repurchases, all of which may be subject to change in the future. Such statements are forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934.

The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by the company with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The company offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, the company ranks among the top 30 property and casualty insurers in the United States. For more information, please visit www.hanover.com.

Contact Information

Investors:	Media:

Robert P. Myron	Michael F. Buckley Email:
Email: rmyron@hanover.com	Email: mibuckley@hanover.com
Phone: 1-508-855-2200	Phone: 1-508-855-3099

Oksana Lukasheva
Email: olukasheva@hanover.com
Phone: 1-508-855-2063